Exhibit 4.3

AMENDMENT NO. 1
TO THE
SUN COUNTRY AIRLINES HOLDINGS, INC.
2021 OMNIBUS INCENTIVE PLAN

May 13, 2026

WHEREAS, Allegiant Travel Company, a Nevada corporation (“Allegiant”), entered into an Agreement and Plan of Merger, dated as of January 11, 2026 (together with all schedules and exhibits thereto, the “Merger Agreement”), by and among Allegiant, Mirage Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Allegiant (“Merger Sub 1”), Sawdust Merger Sub, LLC, a Nevada limited liability company and wholly owned subsidiary of Allegiant (“Merger Sub 2”), and Sun Country Airlines Holdings, Inc., a Delaware corporation (“Sun Country”), pursuant to which, on May 13, 2026, (i) Merger Sub 1 merged with and into Sun Country, with Sun Country surviving as a wholly owned subsidiary of Allegiant (the “First Merger”) (the time the First Merger became effective, the “First Effective Time”), and (ii) immediately thereafter, Sun Country merged with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly owned subsidiary of Allegiant (collectively with (i), the “Mergers”);

WHEREAS, the Board of Directors of Allegiant approved the assumption of the Sun Country Airlines Holdings, Inc. 2021 Omnibus Incentive Plan (the “Plan”), including the sponsorship of the Plan following the First Effective Time; and

WHEREAS, Section 13(a) of the Plan provides that the Board may amend the Plan, subject to the terms and conditions set forth therein.

NOW, THEREFORE, Allegiant hereby amends the Plan as follows (this “Amendment”) and this Amendment shall become effective only upon the occurrence of the First Effective Time and shall be null and void if the Mergers are not consummated:

1.	Section 1 is hereby amended to add the following paragraph at the end thereof:

Allegiant Travel Company, a Nevada corporation (“Allegiant”), assumed the Plan effective as of the First Effective Time in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of January 11, 2026 (together with all schedules and exhibits thereto, the “Merger Agreement”), by and among Allegiant, Mirage Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Allegiant, Sawdust Merger Sub, LLC, a Nevada limited liability company and wholly owned subsidiary of Allegiant, and Sun Country Airlines Holdings, Inc., a Delaware corporation (“Sun Country”), pursuant to which Sun Country became an indirect wholly owned subsidiary of Allegiant. From and after the First Effective Time, the Plan shall continue in effect as an assumed plan of Allegiant for purposes of administering outstanding awards assumed in connection with the Mergers and granting future Awards with respect to Common Stock, in each case subject to the terms of the Plan, applicable law and applicable stock exchange rules.

2.	Section 3 is hereby amended by replacing the definitions of “Common Stock” and “Company” as follows:

“Common Stock” means, prior to the First Effective Time, the common stock of Sun Country Airlines Holdings, Inc., par value $0.01 per share, and following the First Effective Time, the common stock of Allegiant Travel Company, par value $0.001 per share (and any stock or other securities into which such common stock may be converted or into which it may be exchanged).

“Company” means, prior to the First Effective Time, Sun Country Airlines Holdings, Inc., a Delaware corporation, and following the First Effective Time, Allegiant Travel Company, a Nevada corporation, or any successor thereto.

3.	Section 3 is hereby amended by deleting the definition of “NYSE”, adding the following definition of “Nasdaq” and replacing each reference to “NYSE” in the Plan with “Nasdaq”:

“Nasdaq” means the Nasdaq Global Select Market or any successor securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted.

4.	Section 5(b) is hereby amended to add the following sentence at the end thereof:

From and after the First Effective Time, the remaining Share Pool under the Plan shall remain available for Awards with respect to Common Stock, subject to the terms of the Plan, applicable law and applicable stock exchange rules.

5.	Except as amended hereby, the Plan shall remain in full effect.